Exhibit 10.3

RENEWAL OF

PARTNERSHIP AGREEMENT

BETWEEN

MIGHTY FIRE BREAKER LLC, dba CITROTECH LLC

AND

U.S. ENVIRONMENTAL PROTECTION AGENCY

SAFER CHOICE PROGRAM

1.	Statement of Purpose

The purpose of this renewal of the Partnership Agreement (“Agreement”) is to renew the basis, terms, and goals of the Safer Choice voluntary partnership between Mighty Fire Breaker LLC, dba CitroTech LLC ("CitroTech") of Oceanside, California and the U.S. Environmental Protection Agency (“EPA”). The basic goal of the initiative is to seek and promote innovative chemical products, technologies, and practices that benefit human health and the environment.

A key purpose of the partnership program is to recognize and encourage the formulation of products with environmentally preferable chemistry and collateral benefits, as defined and described in the Safer Choice and Design for the Environment (DfE) Standard (“the Standard”) and the associated Safer Choice component-class criteria and the SCOPING PAPER: LONG-TERM FIRE RETARDANTS prepared for U.S. Environmental Protection Agency. For the purpose of this Agreement, these products include the CitroTech products as summarized in the Qualifying Products Table (the “Qualifying Products”). As a precondition for partnership, CitroTech LLC agrees to work with a Safer Choice-qualified third-party profiler to develop the chemical and other information needed as the basis for this agreement and to have periodic audits of its Qualifying Product(s) (see Section 14).

This Agreement describes in general terms how CitroTech formulates the Qualifying Products, their environmental and human health benefits, and how CitroTech and EPA will work together to continually improve the health and environmental profile of the Qualifying Products and educate the consumer on these improvements and the Safer Choice program.

Qualifying Products Table

Product Name	Product Category	I/I or Consumer	Partnership Agreement Date
MFB-31	Fire-Fighting Product	Both	Original: 8/26/2022 Renewed: see sec. 17
Holiday Tree Spray	Fire-Fighting Product	Both	Original: 8/26/2022 Renewed: see sec. 17
MFB-34	Fire-Fighting Product	Both	Original: 8/26/2022 Renewed: see sec. 17

2.	Statement of Context and Challenge

Each year, commercial formulators use billions of pounds of chemical ingredients to make a wide variety of fire-fighting products. EPA is concerned about the effect certain chemicals might have on environmental quality and on the health and safety of workers and the public who use or may come in contact with them.

EPA believes that formulators can improve the environmental and health profile of their products by using ingredients that are inherently less toxic, less environmentally persistent, less bioaccumulative, and that degrade to substances with similar desirable characteristics when compared to ingredients in some conventional formulations. Additional benefits can be derived through environmentally oriented reformulation. Improved performance, energy efficiency, resource conservation, and sound management practices offer important additional components for measurable and sustainable improvement in fire-fighting products and programs.

EPA believes that conventional fire-fighting formulations, especially those for industrial/institutional (“I/I”) use, may rely on certain ingredients whose environmental and human health profiles can be improved.

3.	CitroTech’s Improved Fire-Fighting Chemistries

In conjunction with the Safer Choice review process, CitroTech has reformulated a set of products for fire-fighting and defence that, according to CitroTech, meet EPA’s recommendations and offer improved health and environmental characteristics. These Qualifying Products use ingredients that have been evaluated by EPA and are determined to be safer than traditional chemical ingredients, resulting in formulations with more positive environmental and human health characteristics than conventional formulations. These safer chemicals and ingredients are listed on the EPA Safer Chemical Ingredients List (SCIL), or are proprietary and qualify for listing but are withheld to protect intellectual property. The SCIL is a list that helps manufacturers find safer chemical alternatives that meet the criteria of the Safer Choice program (see https://www.epa.gov/saferchoice/safer-ingredients).

In addition, these Qualifying Products only use surfactants that biodegrade readily to non-polluting substances, which helps relieve stress on the environment, especially threats to aquatic life. By not including environmentally harmful builders or extreme pH in these formulations, the environment-friendly profile and safety characteristics of these products is further enhanced. For example, an inorganic phosphate-free formula may promote a better balance of nutrients in the environment and healthier fresh water bodies. Safer sequestrants biodegrade readily to non-hazardous compounds and protect against environmental loading of metals. Mild pH formulas help protect workers, the environment, and building infrastructure. (For more information on the attributes and benefits of these products, see Section 7.)

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Please Note: EPA relies solely on CitroTech, its integrity and good faith, for information on the composition, ingredients, and attributes of its Qualifying Products. EPA has not independently identified, i.e., via chemical analysis, the ingredients in the submitted formulas, nor evaluated any of CitroTech’s non-ingredient claims. EPA expresses its judgment and professional opinion only as to the environmental and human health characteristics of the Qualifying Products, based on currently available information and scientific understanding. CitroTech’s obligations under any federal, state, or local regulations governing the company or these products are in no way altered by its partnership with EPA.

4.	CitroTech’s Commitment to Formulate for the Environment

As part of the CitroTech–EPA partnership, CitroTech agrees to formulate and produce the Qualifying Products using agreed upon ingredients which have a more positive health and environmental profile than conventional formulations. To preserve the non-confidential nature of this document, a generic description of the ingredients in the Qualifying Products and their safer chemical status appears below.

As documentation of the Qualifying Products at the time of this Agreement, and to set a baseline for future improvements and formula changes, CitroTech has provided to EPA the specific and complete chemical composition for these products. This section’s ingredient-by-ingredient descriptions are intended to serve as surrogates for the actual formulas. CitroTech reserves the right, however, to change ingredients, provided that their health/environmental profile is equal to or better than those in the current formulations and that any substitution occurs in consultation and agreement with EPA (see Section 12).

If any change is made to the agreed formulation, CitroTech agrees to notify EPA of the change and provide the new formulation, unless the change is made to a commodity ingredient (i.e., changing ingredient supplier). Such changes include, to the best of CitroTech’s knowledge, a change to any ingredient supplier in the supply chain for the qualifying products. EPA agrees to notify CitroTech of the need for ingredient profiling and will make recommendations for changes to the formulation as needed in order to remain a Qualifying Product. EPA will keep confidential all product formulas and other proprietary information that CitroTech furnishes to the Agency (see confidentiality provisions in Section 11).

The following is a non-confidential representation of the ingredients in the Qualifying Products, with their safer chemical status or areas identified for future improvement, as evaluated and designated by EPA:

Ingredient	Safer Chemical Status
MFB-31 / Holiday Tree Spray / MFB-34 Buffer	Low human health and environmental concerns. Meets Safer Choice direct release criteria.
Solvent	Allowed for functionality. Meets Safer Choice direct release criteria.

Adoption and use of the formulations described in this Agreement does not preclude, nor should it impede, CitroTech in its efforts to further improve the health and environmental profile of the Qualifying Products. In fact, a main element of the CitroTech–EPA partnership is to provide CitroTech the opportunity to work with EPA chemists, environmental scientists, and risk reduction staff in investigating materials to further improve the health and environmental profile of its Qualifying Products.

5.	Continuous Environmental Improvement

CitroTech agrees to make continuous environmental improvement an important element of its research and development activities related to its Qualifying Products. In addition to the environmentally oriented formulations set forth in Section 4, CitroTech agrees to investigate the feasibility of making additional improvements in the environmental and health profile of the Qualifying Products.

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Ingredients allowed for functionality. CitroTech agrees to explore the use of and, if feasible, reformulate with safer alternatives to ingredients allowed for functionality, as detailed in Section 4, during the period of the Agreement. While these ingredients are best-in-class chemicals and among the safest available for a particular function, the function fulfilled by the chemical should be considered an area for safer chemistry innovation.

CitroTech may consult with EPA about other products and, following EPA review and assessment, may request that one or more new Qualifying Products be added to this Agreement. With EPA's approval, this Agreement may be amended as set forth in Section 12 to include new Qualifying Products.

CitroTech and EPA agree to discuss on a yearly basis the status of CitroTech’s reformulation research and continuous improvement activities related to the Qualifying Products. CitroTech may, at any time, request consultation and technical assistance from EPA in determining which chemical ingredients possess more positive health/environmental characteristics. CitroTech may use informational materials from Safer Choice's website as general guides to environmentally desirable attributes for fire-fighting products.

6.	Formulator Right to Know

Fire-fighting product formulators have a right to know the properties and potential risks – to their employees, customers, and communities – of the chemicals they use. Manufacturers of raw materials for fire-fighting products should ascertain and communicate the properties and potential toxicity of their products, especially those made and sold in large quantities.

As part of its partnership with EPA, CitroTech agrees to ask its raw material suppliers for test data on the chemicals they sell and that CitroTech uses in its products. If the raw material suppliers do not have test data on their chemicals, CitroTech agrees to encourage them to perform basic physico-chemical and toxicity testing. Upon request by EPA, CitroTech agrees to share with EPA any available chemistry or toxicity information on its ingredients that it obtains from its suppliers.

To help ensure that any new testing serves to enhance the profile and general understanding of a particular chemical, all prospective studies should be considered in the context of the guidance offered in EPA’s chemical evaluation programs (https://www.epa.gov/chemicals-under-tsca) and the Screening Information Data Set (SIDS) Program of the Organization for Economic Co-operation and Development (OECD) (to learn more, visit http://webnet.oecd.org/hpv/ui/Default.aspx and https://cfpub.epa.gov/si/si_public_record_Report.cfm?Lab=&dirEntryID=2854).

7.	User Benefits

CitroTech’s Qualifying Products offer users the following set of benefits:

Environmental Protection

The Qualifying Products are formulated with the environment and human health strongly in mind and use the following types of ingredients: biodegradable surfactants, with byproducts that are less toxic than the parent compound; solvents that are not hazardous air pollutants and pose no threat to the Earth’s ozone layer; and other components with a more positive environmental profile than in conventional fire-fighting products.

Worker/Consumer Safety

The Qualifying Products are also formulated to help ensure a safer workplace. Users of these products benefit from ingredients that include no components that pose serious hazards. This benefit is amplified for janitors, maintenance staff, housekeepers, and others who must use fire-fighting chemicals in confined spaces on a daily basis. Importantly, a safer health profile especially benefits children, who spend a large part of their day in indoor environments and can be particularly sensitive to the chemicals in some fire-fighting products. Also, the mild pH, low volatility, and low potential to catch fire enhance the safety profile of these products.

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Resource Conservation

The Qualifying Products also have certain attributes that may significantly reduce wear and tear on substrates, fabrics, and other surfaces with which the products come in contact, thereby extending their usable life.

Customer Education

CitroTech acts as a product steward by providing its customers information on environmental and worker safety matters and trains its sales force on the benefits of formulations with improved environmental and health characteristics.

CitroTech agrees to inform customers of Qualifying Products about the CitroTech-EPA partnership, the meaning of the Safer Choice label, and the Safer Choice program’s role in helping to protect human health and the environment. CitroTech agrees to make available to its customers an EPA contact to whom they may direct questions or comments on the partnership.

8.	EPA Certification and Support

CitroTech may use the Safer Choice label, shown on Attachment A to this Agreement, on containers or container packaging of Qualifying Products or on advertising related solely to these products, provided that EPA has reviewed and approved the intended use. CitroTech agrees to not use the label or describe EPA certification on any general CitroTech materials, non-Qualifying Products or associated literature, or advertising not related to the Qualifying Products. CitroTech is not permitted to use the EPA official seal or logo at any time.

Use of the Safer Choice label must be accompanied by the program web address, epa.gov/saferchoice, as shown on Attachment A. Additionally, when advertising the qualifying products or informing consumers about them, CitroTech must include the endorsement disclaimer which appears below. CitroTech and EPA agree to work to find an appropriate place (e.g. the company's website) to include the disclaimer connected with advertising for the Qualifying Products:

EPA certification does not constitute endorsement of this product. The Safer Choice label signifies that the product’s formula, as CitroTech has represented it to the EPA and as verified by audit, meets the requirements of the Safer Choice and Design for the Environment Standard. EPA relies solely on CitroTech and its suppliers, their integrity and good faith, for information on the product’s composition, ingredients and attributes. EPA has not independently verified – via chemical analysis – the ingredients in the product, nor evaluated any of CitroTech’s non-ingredient claims. EPA provides its evaluation only as to the product’s human health and environmental characteristics, as specified in the Safer Choice and Design for the Environment Standard.

The Parties acknowledge that under 5 C.F.R. §2635.702(c), EPA may not endorse the purchase or sale of commercial products and services provided by CitroTech. The Parties agree to ensure that promotional materials describing or resulting from this Agreement do not contain statements implying that EPA endorses the purchase or sale of commercial products. This includes statements to the public in news releases, publications, on websites or any other media.

CitroTech agrees to make available to EPA for review and approval any materials, including press releases, promotional materials and advertisements that CitroTech develops in connection with the partnership, and especially information that describes or characterizes the Safer Choice program or EPA's position on issues related to the specific product sector.

CitroTech agrees to discontinue use of the Safer Choice label or any other form of EPA certification, within 30 days, under the following circumstances: If CitroTech stops formulating the Qualifying Products using the agreed upon ingredients; upon the termination of this Agreement; or, if so notified by EPA in writing when, pursuant to Section 3.4 of the Standard, continuation of the partnership and certification of products in a certain class would adversely affect the value of the program’s label and undermine its health-and-environmental-protection goals. CitroTech further agrees that it will use its best efforts to ensure that any associated merchants, distributors, or online vendors also cease use of the label.

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9.	Limitations

All commitments made by EPA in this Agreement are subject to the availability of appropriated funds and budget priorities. Nothing in this Agreement, in and of itself, obligates EPA to expend appropriations or to enter into any contract, assistance agreement, interagency agreement, or incur other financial obligations. This Agreement does not exempt CitroTech or any other organization from EPA policies for competition for financial assistance agreements or procurement contracts. CitroTech agrees not to submit a claim for compensation for services rendered to EPA in connection with any activities it carries out in furtherance of this Agreement. Any endeavor involving reimbursement or contribution of funds between the parties to this Agreement will be handled in accordance with applicable laws, regulations, and procedures, and will be subject to separate agreements.

This Agreement does not create any right or benefit, substantive or procedural, enforceable by law or equity against CitroTech or EPA, their officers or employees, or any other person. This Agreement does not direct or apply to any persons outside CitroTech or EPA.

10.	Measures of Success

On an annual basis, CitroTech agrees to provide to EPA its best estimate of the production volume of the Qualifying Products (if possible, in pounds per year or gallons per year).

At EPA’s request, CitroTech agrees to make available to EPA, on a confidential basis, formulation bills of materials that confirm that the Qualifying Products contain the ingredients agreed to in this Agreement or have been modified in accordance with its terms.

CitroTech agrees to make reasonable attempts to monitor the fire-fighting product market and agrees to inform EPA about the Qualifying Products’ influence on the market, including growth in sales and number of new customers, as well as the perceived value in Safer Choice certification. CitroTech agrees to report on customer acceptance of and satisfaction with these products when this information is available.

As discussed in Section 5, CitroTech agrees to furnish periodic updates to EPA on the continuous improvement component of its research and development activities and on its ongoing efforts to improve the health/environmental profile of the Qualifying Products. As a condition of partnership, CitroTech has demonstrated to EPA the performance of its Qualifying Products according to the guidelines provided by Safer Choice (see https://www.epa.gov/saferchoice/standard). CitroTech agrees to also share with EPA the results of any additional performance testing or verification when that information becomes available.

11.	Confidentiality

In matters relating to this Safer Choice partnership and Agreement, EPA agrees to handle all information claimed by CitroTech as confidential business information in accordance with EPA confidentiality procedures (see 40 CFR part 2, subpart B). EPA and CitroTech agree that information supplied to EPA by CitroTech regarding the formulas of any CitroTech products or in connection with any audits required pursuant to Section 14 of this Agreement is covered by the foregoing sentence.

EPA agrees to only use the information provided by CitroTech for purposes related to the CitroTech-EPA partnership and disclose the information only to EPA employees and EPA contractors cleared for confidential information with a specific need to know.

12.	Amendments to the Agreement

CitroTech may request that EPA add new Qualifying Products to this Agreement when reformulated. If EPA agrees to the addition or change, the essential elements from Sections 3, 4, 5 and 7 of the current Agreement may be amended. CitroTech and EPA agree to collaborate in developing the specific language for the amendment, which must be signed by an appropriate official for both parties. All other provisions of the Agreement shall be incorporated by reference.

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13.	Private Label, Licensee, and Toll Manufacture Products

CitroTech acknowledges and agrees to the following roles, limitations, and responsibilities when third parties are involved in the manufacture of Safer Choice-certified products.

A private label product may carry the Safer Choice label provided that its contents are either identical to those in a specified Safer Choice-certified product, or very similar, and the ingredients that are different have been approved in the partnership agreement. A licensee or toll manufacture product may carry the Safer Choice label provided that its contents are identical to those in a specified Safer Choice-certified product.

Ready To Use private label products – where the dilution of a certified concentrate is conducted by the private label company – can be certified as a private label on a case-by-case basis. The partner must communicate to Safer Choice the concentrate that is being diluted and verify the corresponding dilution rates.

Before manufacture of any private label product that will carry Safer Choice certification, CitroTech must inform and receive permission from Safer Choice, indicating the name of the private label product, the label owner, and the specific Safer Choice-certified product to which it is identical or on which it is based. Before manufacture of any licensee or toll manufacture product, CitroTech must inform and receive permission from Safer Choice, indicating the name of the licensee or toll manufacturer and of the specific Safer Choice-certified product to which the licensee or toll manufacture product is identical. To assure quality, the licensee or toll manufacture product must be manufactured under an agreement between CitroTech and the licensee or toll manufacturer and the agreement must be available to Safer Choice on request.

CitroTech agrees to ensure that its private label, licensee and toll manufacture products comply with the audit provisions in Section 14.

14.	Partnership Surveillance and Audits

To ensure that the contents of certified products are as represented to the Agency under this agreement and that all other aspects of the CitroTech-Safer Choice partnership comport with the Standard and criteria documents, CitroTech agrees to participate in Safer Choice’s surveillance and auditing program. The program will consist of annual audits: an on-site audit must take place within the first year of partnership formation, provided that the partnership products are being manufactured, and then once per three-year partnership period; and desk audits will occur in the non-site audit years, including a renewal in the year of partnership renewal, as appropriate.

CitroTech will make its manufacturing facilities and certified-product-related records available to Safer Choice-authorized third-party profilers. On an annual basis, CitroTech agrees to submit to the third-party profiler desk audit materials as specified in the Standard, Annex C.1. These materials will include a list of ingredients for each certified product and a statement that the ingredients and all claims made regarding the Agency’s certification (e.g., use of the Safer Choice label) comport with this agreement.

Approximately every three years, CitroTech will allow a third-party profiler to visit its manufacturing facility and conduct an audit, which will include the elements listed in the Safer Choice Standard, Annex C.2. The audit will focus on the manufacturing process and the procedures in place to ensure that certified products comport with this agreement.

If the audit reveals items of noncompliance, CitroTech will promptly correct the noncompliance. CitroTech shall submit to the third-party profiler and to Safer Choice, in writing and within 30 days of receiving written notice of noncompliance, the following: a root-cause analysis, an explanation of corrective action, and a preventive action plan. In collaboration with Safer Choice, the third-party profiler shall confirm that CitroTech has taken the remedial action necessary to assure Safer Choice of CitroTech’s ability to satisfy the terms of this agreement. CitroTech agrees to adhere to the implementation and compliance schedules Safer Choice establishes and may revise from time to time (see Safer Choice Implementation and Compliance Schedules at https://www.epa.gov/saferchoice/safer-choice-implementation-and-compliance-schedules).

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Unaddressed or egregious noncompliance may serve as grounds for terminating the partnership. In any case of serious noncompliance, CitroTech may be asked to do the following: immediately cease use of the Safer Choice label; estimate the quantities of currently certified product; and confirm the cessation and estimate in writing. Procedures for handling existing stocks of products and labels will be determined on a case-by-case basis.

15.	Ingredient Communication

To enhance public awareness of the safer ingredients in Safer Choice-certified products and in the spirit of more complete communications on chemicals in common use, CitroTech agrees to disclose the contents of their Safer Choice-certified products as described herein and in the Safer Choice Standard, Section 3.8.

CitroTech must disclose all intentionally added ingredients in their Safer Choice-certified products, except for “incidental ingredients,” that is, ingredients present at insignificant levels that have no technical or functional effect (e.g., reagents, processing aids, and impurities, as defined in 21

§701.3(l)).

CitroTech agrees to disclose its ingredients in one of the following locations: on the product label; on their website; at a toll-free number; or, on another media approved by Safer Choice. If disclosure does not occur on the product label, CitroTech must provide the location of the ingredients on the label, e.g., the website address or toll-free number. If disclosure occurs via a toll-free number, it must be available to the public at all times.

CitroTech must use the Chemical Abstracts Service (CAS) Registry Number, if available and not trade secret information (as defined in the Uniform Trade Secrets Act), and one or more of the following nomenclature systems to describe their ingredients: CAS name; the Household & Commercial Products Association (HCPA) Ingredient Dictionary name; International Nomenclature of Cosmetic Ingredients (INCI) name; or, International Union of Pure and Applied Chemistry (IUPAC) name. Where needed to protect trade secret information, CitroTech may, at a minimum, use a chemical-descriptive name, for example, the EPA Premanufacture Notice generic name or the HCPA Dictionary name, in lieu of the specific chemical name; however, the name must be as specific as possible without revealing trade secret information.

CitroTech must list dyes, colorants, and preservatives by a chemical-descriptive name. CitroTech may list scent ingredients as "Fragrance" on the label, but must also indicate where detailed information can be found; for example, the website list, or subset of the list, of fragrance materials authored by the International Fragrance Association (IFRA) and available on IFRA's website (https://ifrafragrance.org/). Alternatively, CitroTech may state on its website the ingredients in the fragrance or the palette of fragrance materials used in its products, and may also include the ingredients not used in the fragrance.

CitroTech must use the following order in listing ingredients: for those present at concentrations over 1.0% (measured on a weight-weight percentage basis), ingredients must be listed in descending order, with the ingredient at the highest percentage in formula listed first; for those present at or below 1.0%, ingredients may be listed in any order.

16.	Primary Packaging

In accordance with Section 4.2.5 of the Standard, CitroTech agrees that its primary packaging will either be recyclable and be made of a certain percentage of post-consumer recycled content (specified below), or be designed to be reused. For packaging that is recyclable, CitroTech must also meet the minimum post-consumer recycled content (by weight) for various packaging material as listed below. Multi-material packaging will be considered on a case-by-case basis.

•	Plastic packaging requires 15% minimum post-consumer recycled content.
•	Glass packaging requires 25% minimum post-consumer recycled content.
•	Fiber/cardboard/paper packaging requires 50% minimum post-consumer recycled content.
•	Metal packaging requires 30% minimum post-consumer recycled content.

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In certain circumstances, if CitroTech’s primary packaging cannot meet the requirements for recyclability and/or minimum post-consumer recycled content, the partner may request an exemption to these criteria and provide a rationale and supporting documentation for the exemption.

CitroTech further agrees that its product labels associated with primary packaging will not affect recyclability. CitroTech will include clear instructions, or a link to online instructions, on the packaging regarding how to recycle.

In addition, CitroTech agrees that the following chemical ingredients will not be intentionally introduced into packaging materials: cadmium, lead, mercury, hexavalent chromium, per- and polyfluoroalkyl substances (PFAS); bisphenol-based chemicals such as Bisphenol A (BPA); and dibutyl phthalate (DBP), diisobutyl phthalate (DIBP), butyl benzyl phthalate (BBP), di-n-pentyl phthalate (DnPP), di (2-ethylhexyl) phthalate (DEHP), di-n-octyl phthalate (DnOP), diisononyl phthalate (DINP), and diisodecyl phthalate (DIDP).

17.	Termination or Renewal of the Agreement

Either party may, upon written notification, terminate this Agreement. In any event, the Partnership will terminate three years from the date of signature, unless the parties renew a Partnership Agreement prior to the expiration date. EPA will, upon request, provide additional time past the expiration date to complete the product renewal process, provided that CitroTech is otherwise in compliance and pursuing product renewal; during this time, which must not exceed six months, all provisions in the Agreement will remain in effect.

If the Agency becomes aware of serious adverse health or environmental effects implicating a product class, EPA may end an existing partnership in that class during the partnership period and discontinue product certification in the class, as circumstances warrant. In such a case, EPA will notify the affected partners and stakeholders of the situation and its intention to exit the class. EPA may provide an opportunity for comment. If EPA decides to end an existing partnership, EPA will allow a period of time for the partner to cease use of the label.

We agree to these terms and provisions:

For Mighty Fire Breaker LLC, dba CitroTech LLC:

/s/ Andrew Hotsko	5/5/2026
Andrew Hotsko COO	Date

EPA Authorizing Official:

/s/Mary Elissa Reaves	5/6/2026
Mary Elissa Reaves, Ph.D. Director, Office of Pollution Prevention and Toxics	Date

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ATTACHMENT A

Examples of Appropriate Use of the EPA/Safer Choice Certification Mark

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